Exhibit 99.1


                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3000


 WERNER ENTERPRISES ANNOUNCES SECOND QUARTER 2000 OPERATING REVENUES AND
                                EARNINGS


Omaha, Nebraska, July 20, 2000:
------------------------------

      Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, today reported operating revenues and earnings for the second quarter ended June 30, 2000. Operating revenues for second quarter increased 18% to a record $307.2 million compared to $260.6 million for the quarter ended June 30, 1999. Earnings per share decreased to $.27 per share compared to $.37 per share in second quarter 1999, due primarily to the high cost of fuel and a weak market for the sale of used trucks.

      "The current operating environment for truckload carriers is challenging," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "On May 18, 2000, we announced that higher fuel prices and the weak used truck market were affecting second quarter earnings. We have temporarily slowed our fleet growth and are focusing on margin improvement. Despite a slightly softer freight market during second quarter 2000 compared to second quarter 1999, we maintained our average miles per tractor and our low empty mile percentage. We have also had success raising our freight rates."

      Fuel prices remained at levels approaching a ten-year high during second quarter 2000. While the Company has made substantial progress improving the percentage reimbursement from customers for the higher cost of fuel, earnings were reduced in second quarter 2000 for the net impact of higher fuel costs. Werner also incurs fuel costs for empty miles between freight shipments, out-of-route miles caused in part by driver home time needs, truck idling, and reimbursements to owner operator drivers. During second quarter, the used truck market weakened due to increased inventories of new and used trucks in the marketplace and other factors. As a result, the number of trucks sold by the Company and the average gain per truck sold was lower during second quarter 2000. Earnings were reduced during second quarter 2000 by approximately 10 cents per share due to the impact of fuel prices and the used truck market.

      "Werner Enterprises is committed to improving earnings growth and shareholder value. The current challenges facing the truckload industry are tremendous opportunities for our Company. Our size, superior service, advanced technology, financial strength and experienced management team provide Werner Enterprises with distinct competitive advantages. We are excited and optimistic about the future of our Company," said C.L. Werner.

      Werner is one of six large transportation companies that merged their logistics business units into a commonly owned, Internet-based logistics company, Transplace.com. On July 13, 2000, Transplace.com announced that operations commenced as scheduled on July 1, 2000. All six founding carriers completed the conversion of their logistics businesses effective on that date. This transaction was effected by Werner and each of the five other founding carriers contributing their transportation logistics business, related intangible assets, and $5 million of cash. Therefore, the revenues and expenses for Werner's logistics business will no longer be shown in the Company's income statements as operating revenues and operating expenses (primarily rent and purchased transportation expense), respectively, beginning with third quarter 2000. Werner will account for its approximate 15% investment in Transplace.com using the equity method of accounting. Thus, Werner will accrue its percentage share of the earnings of Transplace.com in its income statement as a non-operating item. Werner's logistics business, which will be transferred to Transplace.com, accounted for approximately 4% of total revenues in second quarter 2000.

                                       INCOME STATEMENT DATA
                                            (Unaudited)
                                          (In thousands)

                             Quarter       % of       Quarter       % of
                              Ended      Operating     Ended      Operating
                             6/30/00     Revenues     6/30/99     Revenues
                             --------    ---------    --------    ---------
Operating revenues           $307,242        100.0    $260,646        100.0
                             --------    ---------    --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 107,540         35.0      95,246         36.5
   Fuel                        31,839         10.4      18,211          7.0
   Supplies and maintenance    26,327          8.6      21,025          8.1
   Taxes and licenses          22,186          7.2      19,838          7.6
   Insurance and claims         8,224          2.7       7,881          3.0
   Depreciation                26,794          8.7      24,656          9.5
   Rent and purchased
     transportation            59,338         19.3      43,856         16.8
   Communications and
     utilities                  3,475          1.1       3,411          1.3
   Other                         (899)        (0.3)     (3,169)        (1.2)
                             --------    ---------    --------    ---------
      Total operating
        expenses              284,824         92.7     230,955         88.6
                             --------    ---------    --------    ---------
Operating income               22,418          7.3      29,691         11.4
                             --------    ---------    --------    ---------

Other expense (income):
   Interest expense             1,978          0.6       1,645          0.6
   Interest income               (625)        (0.2)       (343)        (0.1)
   Other                          235          0.1          40          0.0
                             --------    ---------    --------    ---------
      Total other expense       1,588          0.5       1,342          0.5
                             --------    ---------    --------    ---------

Income before income taxes     20,830          6.8      28,349         10.9
Income taxes                    7,915          2.6      10,773          4.1
                             --------    ---------    --------    ---------
Net income                   $ 12,915          4.2    $ 17,576          6.7
                             ========    =========    ========    =========

Diluted shares outstanding     47,304                   47,627
                             ========                 ========
Diluted earnings per share       $.27                     $.37
                             ========                 ========


                               Six                      Six
                              Months       % of        Months       % of
                              Ended      Operating     Ended      Operating
                             6/30/00     Revenues     6/30/99     Revenues
                             --------    ---------    --------    ---------
Operating revenues           $598,621        100.0    $501,626        100.0
                             --------    ---------    --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 210,852         35.2     184,567         36.8
   Fuel                        63,048         10.5      32,219          6.4
   Supplies and maintenance    51,639          8.6      41,163          8.2
   Taxes and licenses          43,648          7.3      39,604          7.9
   Insurance and claims        15,204          2.5      17,271          3.4
   Depreciation                53,115          8.9      48,191          9.6
   Rent and purchased
     transportation           116,365         19.4      86,183         17.2
   Communications and
     utilities                  7,161          1.2       6,510          1.3
   Other                       (3,364)        (0.6)     (5,016)        (1.0)
                             --------    ---------    --------    ---------
      Total operating
        expenses              557,668         93.2     450,692         89.8
                             --------    ---------    --------    ---------
Operating income               40,953          6.8      50,934         10.2
                             --------    ---------    --------    ---------

Other expense (income):
   Interest expense             4,213          0.7       2,843          0.6
   Interest income             (1,072)        (0.2)       (673)        (0.1)
   Other                          340          0.1          57          0.0
                             --------    ---------    --------    ---------
      Total other expense       3,481          0.6       2,227          0.5
                             --------    ---------    --------    ---------

Income before income taxes     37,472          6.3      48,707          9.7
Income taxes                   14,239          2.4      18,509          3.7
                             --------    ---------    --------    ---------
Net income                   $ 23,233          3.9    $ 30,198          6.0
                             ========    =========    ========    =========

Diluted shares outstanding     47,277                   47,599
                             ========                 ========
Diluted earnings per share       $.49                     $.63
                             ========                 ========


                                   BALANCE SHEET DATA
                                      (Unaudited)
                                     (In thousands)

                              As of                    As of
                             6/30/00                  12/31/99
                             --------                 --------
Current assets               $196,030                 $188,827

Total assets                 $893,406                 $896,879

Current liabilities          $ 97,796                 $121,206 *

Long-term debt               $115,000                 $120,000

Stockholders' equity         $513,901                 $494,772

*Current  liabilities  include  $25  million  of  short-term   debt   at
December 31, 1999.

       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,325 trucks and 19,200 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.
   --------------

     Note: This press release contains forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999.